EXHIBIT 99.1

NEWS RELEASE
For Release on February 2, 2012	Contact: Frank Romejko
4:00 PM (ET) (925) 301-1014	Vice President, Finance/Chief Financial Officer (Acting)

Giga-tronics Reports Third Quarter FY 2012 Results

San Ramon, CA – February 2, 2012 – Giga-tronics Incorporated (NASDAQ: GIGA) reported today a net loss for the third quarter of fiscal 2012 of $16,454,000 or $3.28 per fully diluted share.  This compares with a net loss of $11,000 or $0.00 per fully diluted share for the same period a year ago.    The loss was driven by four factors: a change in accounting status for deferred tax assets held on the balance sheets, a decrease in net sales, inventory reserve adjustments, and an increase in development expenses in line with Company plans for new product development.  The majority of the quarter’s loss ($15,110,000 of $16,454,000) are non-cash balance sheet adjustments and do not impact the Company’s cash position.     From an operating income standpoint, operating loss (net loss before interest and income taxes) for the third quarter of fiscal 2012 was $2,612,000.  This compares with an operating profit (net income before interest and income taxes) of $14,000 for the third quarter of fiscal 2011.

Giga-tronics has determined that it is more likely than not that the Company will not be able to realize the deferred tax assets in the foreseeable future and has, therefore, established a full valuation allowance against the deferred tax assets on the balance sheet which were valued at $13,841,000 as of the end of the second quarter of fiscal 2012.  Net sales decreased 40% to $2,799,000 in the third quarter of fiscal 2012 compared to $4,640,000 in the third quarter of fiscal 2011.  Gross margin decreased by $2,536,000 over the same quarter last year, driven by inventory reserve adjustments during the quarter of $1,269,000 and lower revenue of $1,841,000.

During this quarter, as part of an overall plan to grow revenue and improve operating performance, the Company received $2,199,340 in new funding from Alara Capital.  In line with Company plans for new product development, product development expenses for the third quarter of fiscal 2012 increased 33% over the third quarter of fiscal 2011 to $745,000.

To mitigate the reduced revenue Giga-tronics recently implemented a reduction in force to increase operating income.  The Company is also in the process of restructuring its management team and is currently searching to replace the Vice President of Sales and the Chief Financial Officer.   In addition, as part of this restructuring, the Company recently hired a Vice President of strategic marketing.

Orders were $2,500,000 in the third quarter of fiscal 2012 compared to $6,221,000 for the third quarter of fiscal 2011.  Sales and orders declined primarily from a cyclical downturn in the Company’s switching and Microsource products.

  Net loss for the nine month period ended December 31, 2011 was $17,208,000 or $3.44 per fully diluted share.  This compares with a net profit of $13,536,000 or $2.70 per fully diluted share for the same period a year ago.  The wide swing is primarily due to adjustments of the valuation allowance against the Company’s deferred tax assets in both years.    Operating loss for the first nine months of fiscal 2012 was $3,948,000 as compared with an operating loss of $105,000 for the same period a year ago.  Net sales decreased 26% to $10,382,000 in the nine month period ended December 31, 2011 compared to $14,090,000 for the same period a year ago.  Gross margin of $2,505,000 decreased by $3,404,000 over the same nine month period last year.   Operating expenses increased $439,000 in the first nine months of fiscal 2012 as compared to the same period last year primarily due to an increase of $452,000 in product development expenses.  Orders decreased 19% for the nine months ended December 31, 2011 to $10,513,000 compared to $12,910,000 for the same period last year.

Backlog for the quarter ended December 31, 2011 was $3.8 million shippable within one year as compared to $7.3 million (approximately $6.6 million shippable within one year) for the quarter ended December 25, 2010.

Cash and cash equivalents at December 31, 2011 were $3,476,000 compared to $2,880,000 as of September 24, 2011.  The Company has renegotiated the covenants in its $2.5M line of credit with Silicon Valley Bank to reflect changes in the balance sheet.

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the third quarter results. To participate in the call, dial 866-551-3680 or 212-401-6760, and enter PIN Code 89080568#.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”.  The conference call discussion reflects management’s views as of February 2, 2012 only.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning profitability, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, the ability to collect receivables and general market conditions.  For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 26, 2011, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands except share data)	December 31, 2011	March 26, 2011
Assets
Current assets:
Cash and cash-equivalents	$3,476	$1,408
Trade accounts receivable, net of allowance
of $124 and $248, respectively	1,485	5,632
Inventories, net	4,789	5,386
Prepaid expenses and other current assets	219	420
Deferred income taxes	-	2,320
Total current assets	9,969	15,166

Property and equipment, net	628	530
Deferred income taxes - long term	-	10,936
Other assets	16	16
Total assets	$10,613	$26,648

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$530	$972
Accrued commission	79	139
Accrued payroll and benefits	382	455
Accrued warranty	167	200
Income taxes payable	-	30
Deferred revenue	8	586
Deferred rent	53	36
Capital lease obligations	35	93
Other current liabilities	324	193
Total current liabilities	1,578	2,704
Long term obligations - deferred rent	451	413
Long term obligations - capital lease	18	10
Total liabilities	2,047	3,127
Commitments
Shareholders' equity:
Preferred stock of no par value;
Authorized - 1,000,000 shares;
Series A - designated 250,000 shares; 0 shares at December 31,	-	-
2011 and March 26, 2011 issued and outstanding
Series B - designated 10,000 convertible shares; 9,997 shares at
December 31, 2011 and 0 shares at March 26, 2011,
issued and outstanding	1,997	-
Common stock of no par value;
Authorized - 40,000,000 shares; 5,023,782 shares at December 31, 2011
and 4,994,157 shares at March 26, 2011 issued and outstanding	14,741	14,485
Accumulated (deficit) earnings	(8,172)	9,036
Total shareholders' equity	8,566	23,521
Total liabilities and shareholders' equity	$10,613	$26,648

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended		Nine Months Ended
	December 31,	December 25,	December 31,	December 25,
(In thousands except per share data)	2011	2010	2011	2010
Net sales	$2,799	$4,640	$10,382	$14,090
Cost of sales	3,269	2,574	7,877	8,181
Gross margin	(470)	2,066	2,505	5,909

Engineering	745	559	2,060	1,608
Selling, general and administrative	1,397	1,493	4,393	4,406
Total operating expenses	2,142	2,052	6,453	6,014

Operating (loss) income	(2,612)	14	(3,948)	(105)

Interest (expense) income, net	(1)	4	(2)	4
(Loss) income before income taxes	(2,613)	18	(3,950)	(101)
Provision (benefit) for income taxes	13,841	29	13,258	(13,637)
Net (loss) income	$(16,454)	$(11)	$(17,208)	$13,536

(Loss) earnings per share - basic	$(3.28)	$(0.00)	$(3.44)	$2.75
(Loss) earnings per share - diluted	$(3.28)	$(0.00)	$(3.44)	$2.70

Weighted average shares used in per share calculation:
Basic	5,024	4,946	5,008	4,920
Diluted	5,024	4,946	5,008	5,014